                                                                  EXHIBIT (4)(a)

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY
                     A STOCK COMPANY LOS ANGELES, CALIFORNIA

CERTIFICATE  NUMBER   P9999999999

PARTICIPANT           JOHN DOE

      STATUTORY HOME OFFICE              EXECUTIVE OFFICE            ANNUITY SERVICE CENTER
 2999 NORTH 44TH ST., SUITE 250         1 SUNAMERICA CENTER               PO BOX 54299
        PHOENIX, AZ 85018           LOS ANGELES, CA 90067-6022     LOS ANGELES, CA 90054-0299

ANCHOR NATIONAL LIFE INSURANCE COMPANY ("We", "Us", the "Company", or "Anchor National") agrees to provide benefits to the Participant under the Group Contract, in accordance with the provisions set forth in this Certificate and in consideration of the Participant Enrollment Form and Purchase Payments We received.

THIS CERTIFICATE IS EVIDENCE OF COVERAGE UNDER THE GROUP CONTRACT IF A PARTICIPANT ENROLLMENT FORM IS ATTACHED. THE COVERAGE WILL BEGIN AS OF THE CERTIFICATE DATE, SHOWN ON THE CERTIFICATE DATA PAGE.

THE VALUE OF AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT DURING THE ACCUMULATION AND ANNUITY PERIODS IS NOT GUARANTEED, AND WILL INCREASE OR DECREASE BASED UPON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS YOU CHOOSE.

THE CASH SURRENDER BENEFIT OF AMOUNTS ALLOCATED TO ANY FIXED-MVA ACCOUNT OPTION INCREASES OR DECREASES BASED ON THE APPLICATION OF THE MARKET VALUE ADJUSTMENT. THE UNADJUSTED CASH SURRENDER BENEFIT IS AVAILABLE FOR 30 DAYS AFTER THE END OF THE GUARANTEE PERIOD. THERE IS NO MARKET VALUE ADJUSTMENT FOR ANY CASH SURRENDER BENEFIT OF AMOUNTS ALLOCATED TO NON-MVA FIXED ACCOUNT OPTIONS.

RIGHT TO EXAMINE - YOU MAY RETURN THIS CERTIFICATE TO OUR ANNUITY SERVICE CENTER OR TO THE AGENT THROUGH WHOM THE CERTIFICATE WAS PURCHASED WITHIN 10 DAYS AFTER YOU RECEIVE IT, IF YOU ARE NOT SATISFIED WITH IT. THE COMPANY WILL REFUND THE CERTIFICATE VALUE ON THE BUSINESS DAY DURING WHICH THE CERTIFICATE IS RECEIVED. UPON SUCH REFUND, THE CERTIFICATE SHALL BE VOID.

For Individual Retirement Annuities, a refund of the Purchase Payment(s) may be required. Therefore, We reserve the right to allocate your Purchase Payment(s) to the Cash Management Subaccount until the end of the Right To Examine period. Thereafter, allocations will be made as shown on the Certificate Data Page.

                  THIS IS A LEGAL DOCUMENT. READ IT CAREFULLY.

         /s/ SUSAN L. HARRIS                       /s/ ELI BROAD
      -----------------------------         -----------------------------
             Susan L. Harris                           Eli Broad
                Secretary                              President


                               ALLOCATED FIXED AND
                       VARIABLE GROUP ANNUITY CERTIFICATE

                                Nonparticipating

                                TABLE OF CONTENTS

CERTIFICATE DATA PAGE...................................................................PAGE 3

PURCHASE PAYMENT ALLOCATION.............................................................PAGE 4

DEFINITIONS.............................................................................PAGE 5

PURCHASE PAYMENT PROVISIONS.............................................................PAGE 8
Purchase Payments; Deferment of Payments; Suspension of Payments; Substitution of Investment
Portfolios

ACCUMULATION PROVISIONS.................................................................PAGE 9
Separate Account Accumulation Value; Number of Accumulation Units; Accumulation Unit Value
(AUV); Fixed Account Accumulation Value; Fixed Account Guarantee Period Options And Interest
Crediting ; Market Value Adjustment

CHARGES AND DEDUCTIONS.................................................................PAGE 11
Certificate Administration Charge; Withdrawal Charge; Mortality Risk Charge; Expense Risk
Charge; Distribution Expense Charge; Guaranteed Death Benefit Risk Charge

TRANSFER PROVISION.....................................................................PAGE 12
Transfers of Accumulation Units and Annuity Units Between Subaccounts; Transfers of

Accumulation Units To and From the Fixed Account

WITHDRAWAL PROVISIONS..................................................................PAGE 12

Withdrawal Charge; Penalty-Free Withdrawals; Systematic Withdrawal Program

GENERAL PROVISIONS.....................................................................PAGE 14
Entire Contract; Change of Annuitant; Death of Annuitant; Misstatement of Age or Sex; Proof
of Age, Sex or Survival; Conformity With State Laws; Changes in Law; Assignment; Claims of
Creditors; Premium Taxes and Other Taxes; Written Notice; Periodic Reports;
Incontestability; Non-Participating

DEATH PROVISIONS.......................................................................PAGE 16
Death of Participant Before the Annuity Date; Due Proof of Death; Amount of Death Benefit;
Death of Participant or Annuitant on or After the Annuity Date; Beneficiary

ANNUITY PROVISIONS.....................................................................PAGE 19
Annuity Date; Payments to Participant; Fixed Annuity Payments; Amount of Fixed Annuity
Payments; Amount of Variable Annuity Payments

ANNUITY PAYMENT OPTIONS ...............................................................PAGE 21

FIXED ANNUITY PAYMENT OPTIONS TABLE....................................................PAGE 22

VARIABLE ANNUITY PAYMENT OPTIONS TABLE.................................................PAGE 24

                             CERTIFICATE DATA PAGE


CERTIFICATE NUMBER:                                       ANNUITY SERVICE CENTER:
         P9999999999                                      P. O. BOX 54299
                                                          LOS ANGELES, CA 90054-0299

PARTICIPANT:                                              AGE AT ISSUE:
         JOHN DOE                                                35

ANNUITANT:                                                FIRST PURCHASE PAYMENT:
         JOHN DOE                                                $10,000.00

ANNUITY DATE:                                             CERTIFICATE DATE:
         December 1, 2026                                        December 1, 1996

LATEST ANNUITY DATE:                                      FIXED ACCOUNT OPTIONS -
         December 1, 2051                                 Minimum Guarantee Rate:

                                                                 3.0%

DEATH BENEFIT OPTION:
         Option I:  Purchase Payment Accumulation

BENEFICIARY:
         As stated on the Participant Enrollment Form

ANNUAL CERTIFICATE ADMINISTRATION CHARGE:
         $35.00

SEPARATE ACCOUNT:
VARIABLE ANNUITY ACCOUNT SIX

                                  FOR INQUIRIES

                               CALL 1-800-445-SUN2

                           PURCHASE PAYMENT ALLOCATION

                                   Subaccounts

               SUNAMERICA                             ANCHOR
               SERIES TRUST                           SERIES TRUST

        0.00%  Cash Management                 0.00%  Government & Quality Bond
        0.00%  Corporate Bond                  0.00%  Growth
        0.00%  Global Bond                    25.00%  Natural Resources
        0.00%  High-Yield Bond                 0.00%  Capital Appreciation
        0.00%  Worldwide High Income
        0.00%  SunAmerica Balanced
       25.00%  Balanced/Phoenix
                    Investment Counsel
        0.00%  Asset Allocation
        0.00%  Utility
        0.00%  Growth-Income
        0.00%  Federated Value
        0.00%  Venture Value
        0.00%  "Dogs" of Wall Street
        0.00%  Alliance Growth
        0.00%  Growth/Phoenix
                    Investment Counsel
       25.00%  Putnam Growth
        0.00%  Real Estate
        0.00%  Aggressive Growth
        0.00%  International Growth
                    and Income
        0.00%  Global Equities
        0.00%  International Diversified
                    Equities
        0.00%  Emerging Markets

                           Fixed Account Options

                       Guarantee                       Initial
                         Period                      Interest Rate
                         ------                      -------------
       25.00%    1-Year Fixed Non-MVA                      3.00%
       0.00%     3-Year Fixed MVA
       0.00%     5-Year Fixed MVA
       0.00%     7-Year Fixed MVA
       0.00%     10-Year Fixed MVA

                           DCA Fixed Account Options

       0.00%     6-Month DCA Fixed Non-MVA
       0.00%     1-Year DCA Fixed Non-MVA

                                   DEFINITIONS

Defined in this section are some of the words and phrases used in this Certificate. These terms are capitalized when used in the Certificate. Other capitalized terms in the Certificate refer to the captioned paragraph explaining that particular concept in the Certificate.

ACCUMULATION UNIT

A unit of measurement used to compute the Certificate Value in a Subaccount prior to the Annuity Date.

AGE

Age as of last birthday.

ANNUITANT

The natural person or persons (collectively, Joint Annuitants) whose life or lives is/are used to determine the annuity benefits under the Certificate. If the Certificate is in force and the Annuitant(s) is/are alive on the Annuity Date, We will begin payments to the Payee. This Certificate cannot have Joint Annuitants if it is issued in connection with a tax-qualified retirement plan.

ANNUITY DATE

The date on which annuity payments to the Payee are to start. The Participant must specify the Annuity Date, which must be at least two years after the Certificate Date.

ANNUITY SERVICE CENTER

As specified on the Certificate Data Page.

ANNUITY UNIT

A unit of measurement used to compute annuity payments from the Subaccounts.

BENEFICIARY

The Beneficiary is as designated on the Participant Enrollment Form unless later changed by the Participant.

CERTIFICATE

This Certificate describes Your interest as a Participant under the group annuity contract.

CERTIFICATE DATE

The date Your Certificate is issued, as shown on the Certificate Data Page. It is the date from which Certificate Years and anniversaries are measured.

CERTIFICATE VALUE

The sum of: (1) Your share of the Subaccounts' Accumulation Unit values and (2) the value of amounts allocated to the Fixed Account Options.

CERTIFICATE YEAR

A year starting from the Certificate Date in one calendar year and ending on the day preceding the anniversary of such date in the succeeding calendar year.

CONTRIBUTION YEAR

A year starting from the date a Purchase Payment is made in one calendar year and ending on the day preceding the anniversary of such date in the succeeding calendar years.

CURRENT INTEREST RATE

The rate(s) of interest declared by Us applicable to allocations of Subsequent Purchase Payments to the Fixed Account Options. The Current Interest Rate will not be less than the Minimum Guarantee Rate as shown on the Certificate Data Page.

DOLLAR COST AVERAGING (DCA)

You may authorize the automatic transfer of amounts, at the interval selected by You, from the 1-Year DCA Fixed Account Option to any Subaccount(s). All amounts allocated to the 1-Year DCA Fixed Account Option will be transferred out within the one year period. You may also authorize the automatic transfer of amounts at regular intervals and specified amounts or percentages from the 1-Year Fixed Account Option or any of the Subaccounts to any other Subaccount(s) (other than the source account). The unit values credited and applied to your Certificate are determined on the dates of transfer(s). You may terminate DCA at any time. However, upon termination or annuitization, any amounts remaining in the 1-Year DCA Fixed Account Option will be transferred to the 1-Year Fixed Account Option. We reserve the right to change the terms and conditions of the DCA program at any time.

FIXED ACCOUNT OPTIONS

The investment options under this Certificate that are credited with a fixed rate of interest declared by the Company. All Purchase Payments allocated to the Fixed Account Options become part of the Company's general asset account. The general asset account contains all the assets of the Company except for the Separate Account and other segregated asset accounts. The Fixed Account Options for this Certificate are shown on page 4.

FIXED ANNUITY

A series of periodic annuity payments of predetermined amounts that do not vary with investment experience. Such payments are made from the Company's general asset account.

GUARANTEE PERIOD

The period for which either the Initial Interest Rate, the Current Interest Rate or the Renewal Interest Rate is credited to amounts allocated to the Fixed Account Options.

INITIAL INTEREST RATE

The rate(s) of interest credited to any portion of the first Purchase Payment allocated to the Fixed Account Option(s) as described in the Accumulation Provisions section. The Initial Interest Rate(s) for this Certificate is listed on page 4. The Initial Interest Rate may not be less than the Minimum Guarantee Rate as shown on the Certificate Data Page.

IRC

The Internal Revenue Code of 1986, as amended, or as it may be amended or superseded.

JOINT PARTICIPANT

If Joint Participants are named, they must be spouses. Each Joint Participant has an equal ownership interest in the Certificate unless we are advised otherwise in writing.

NYSE

New York Stock Exchange. Generally, the close of any NYSE business day is 4:00PM, Eastern Time. Financial Transactions received after the close of any NYSE business day will be credited with the next NYSE business day's Accumulation Unit Value for the selected Subaccount.

PARTICIPANT

The person or entity named in the Certificate who is entitled to exercise all rights and privileges of ownership under the Certificate. Participant means both Joint Participants, if applicable.

PAYEE

The person receiving payment of annuity benefits under this Certificate.

PORTFOLIO

The variable investment options available under the Certificate in which the corresponding Subaccount(s) invest.

PURCHASE PAYMENTS

Payments in U.S. currency made by or on behalf of the Participant to the Company for the Certificate.

RENEWAL INTEREST RATE

The rate(s) of interest declared by Us applicable to transfers from the Subaccounts into the Fixed Account Options and to amounts previously allocated to a Fixed Account Option wherein the Guarantee Period has expired. The Renewal Interest Rate may not be less than the Minimum Guarantee Rate as shown on the Certificate Data Page.

SEPARATE ACCOUNT

A segregated asset account named on the Certificate Data Page. The Separate Account consists of the Subaccounts, each investing in the shares of the corresponding Portfolio. The assets of the Separate Account are not comingled with the general assets and liabilities of the Company. Each Subaccount is not chargeable with liabilities arising out of any other Subaccount. The value of amounts allocated to the Subaccounts of the Separate Account is not guaranteed.

SUBACCOUNT

One or more divisions of the Separate Account which invests in shares of the corresponding Portfolios. The available Subaccounts are shown on page 4.

SUBSEQUENT PURCHASE PAYMENTS

Purchase Payments made after the first Purchase Payment.

TOTAL INVESTED AMOUNT

The sum of all Purchase Payments less amounts previously withdrawn that incurred a Withdrawal Charge, less Purchase Payments withdrawn that were no longer subject to a Withdrawal Charge.

VARIABLE ANNUITY

A series of periodic annuity payments which vary in amount according to the investment experience of one or more Subaccounts, as selected by You.

WE, OUR, US, THE COMPANY

Anchor National Life Insurance Company.

YOU, YOUR
The Participant.

                           PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENTS

Purchase Payments are flexible. This means that, subject to Company declared minimums and maximums, You may change the amounts, frequency or timing of Purchase Payments. Purchase Payments will be allocated to the Fixed Account Option(s) and Subaccount(s) in accordance with instructions from You. We reserve the right to specify the minimum Purchase Payment that may be allocated to a Subaccount under the Certificate.

DEFERMENT OF PAYMENTS

We may defer making payments from the Fixed Account Options for up to six (6) months. Interest, subject to state requirements, will be credited during the deferral period.

SUSPENSION OF PAYMENTS

We may suspend or postpone any payments from the Subaccounts if any of the following occur:

(a)     the NYSE is closed;

(b)     trading on the NYSE is restricted;

(c) an emergency exists such that it is not reasonably practical to dispose of securities in the Portfolios or to determine the value of its assets; or

(d) the Securities and Exchange Commission, by order, so permits for the protection of Participants.

Conditions in (b) and (c) will be decided by or in accordance with rules of the Securities and Exchange Commission.

SUBSTITUTION OF PORTFOLIO

If: (a) the shares of the Portfolios should no longer be available for investment by the Separate Account; or (b) in the judgment of the Board of Trustees for the SunAmerica Series Trust and the Anchor Series Trust, further investment in the shares of a Portfolio is no longer appropriate in view of the purpose of the Certificate, then We may substitute shares of another underlying investment series or portfolio, for shares already purchased, or to be purchased in the future by Purchase Payments under the Certificate. No substitution of securities may take place without prior approval of the Securities and Exchange Commission and under such requirements as it may impose.

                             ACCUMULATION PROVISIONS

SEPARATE ACCOUNT ACCUMULATION VALUE

The Separate Account Accumulation Value under the Certificate shall be the sum of the values of the Accumulation Units held in the Subaccounts for the Participant.

NUMBER OF ACCUMULATION UNITS

For each Subaccount, the number of Accumulation Units is the sum of each Purchase Payment and transfer amount allocated to the Subaccount, reduced by premium taxes, if any:

Divided by

The Accumulation Unit value for that Subaccount for the NYSE business day in which the Purchase Payment or transfer amount is received.

The number of Accumulation Units will be similarly adjusted for withdrawals, annuitizations, transfers and charges. Adjustments will be made as of the NYSE business day in which We receive all requirements for the transaction, as appropriate.

ACCUMULATION UNIT VALUE (AUV)

The AUV of a Subaccount for any NYSE business day is calculated by subtracting
(2) from (1) and dividing the result by (3) where:

(1) is the total value for the given NYSE business day of the assets attributable to the Accumulation Units of the Subaccount minus the total liabilities;

(2) is the cumulative unpaid charge for assumption of Expense Risk, Distribution Expense, Mortality Risk and Guaranteed Death Benefit Risk charges (See CHARGES AND DEDUCTIONS);

(3) is the number of Accumulation Units outstanding at the end of the given NYSE business day.

FIXED ACCOUNT ACCUMULATION VALUE

Under the Certificate, the Fixed Account Accumulation Value shall be the sum of all monies allocated or transferred to the Fixed Account Option(s), reduced by any applicable premium taxes, plus all interest credited on the Fixed Account Option(s) during the period that the Certificate has been in effect. This amount shall be adjusted for withdrawals, annuitizations, transfers, Certificate Administration Charge and any applicable Withdrawal Charge. The Fixed Account Accumulation Value shall not be less than the minimum values required by law in the state where this Certificate is issued.

FIXED ACCOUNT GUARANTEE PERIOD OPTIONS AND INTEREST CREDITING

Any amounts allocated to the Fixed Account Options from the first Purchase Payment will earn interest at the Initial Interest Rate for the Fixed Account Option(s) selected for the duration of the Guarantee Period.

Subsequent Purchase Payments allocated to the Fixed Account Options will earn interest at the Current Interest Rate for the Fixed Account Option(s) selected for the duration of the Guarantee Period.

Transfers to the Fixed Account Options from the Subaccounts and amounts renewed into the Fixed Account Options will earn interest at the Renewal Interest Rate for the Fixed Account Option(s) selected for the duration of the Guarantee Period.

For thirty (30) days following the date of expiration of a Guarantee Period, You may renew for the same or any other Guarantee Period at the Renewal Interest Rate or You may transfer all or a portion of the amount to the Subaccounts. If You do not specify a Guarantee Period at the time of renewal, We will select the same Guarantee Period as has just expired, crediting Your Certificate with the Renewal Interest Rate in effect on the date of expiration of the Guarantee Period, so long as such Guarantee Period does not extend beyond the Annuity Date. If a renewal occurs within one year of the latest Annuity Date, We will credit interest up to the Annuity Date at the Renewal Interest Rate for the 1-Year Fixed Account Option.

If you are participating in the DCA program, Purchase Payments may be allocated to the 1-Year DCA Fixed Account Option or the 1-Year Fixed Account Option. Upon termination of the DCA program, any amounts remaining in the 1-Year DCA Fixed Account Option will be automatically transferred to the 1-Year Fixed Account Option. Such amounts will earn interest at the Renewal Interest Rate for the 1-Year Fixed Account Option.

MARKET VALUE ADJUSTMENT (MVA)

Any payments and values based on the 3, 5, 7 or 10-year Fixed Account Options may be subject to an MVA, the operation of which may result in upward or downward adjustments in the Certificate Value, if withdrawn, transferred or annuitized prior to the end of the respective Guarantee Period. The MVA will be calculated by multiplying the amount withdrawn, transferred or annuitized by the following formula:

                                     N/12
               {(1 + I)/(1+J+0.0050)}     -1

I = The interest rate currently in effect for that Guarantee Period.

J = The Initial Interest Rate available for the Guarantee Period equal to the number of years (rounded up to an integer) remaining in the current Guarantee Period at the time of withdrawal, transfer or annuitization. In the determination of J, if the Company currently does not offer the applicable Guarantee Period, then the rate will be determined by linear interpolation of the Initial Interest Rate for the nearest two Guarantee Periods that are available.

N = The number of full months remaining in the current Guarantee Period at the time the withdrawal or annuitization request is processed.

If a Withdrawal Charge is applied to a withdrawal, then the MVA will be applied to the withdrawal amount net of the Withdrawal Charge.

There will be no MVA on withdrawals from the Fixed Account Options in the following situations: (1) to pay a Death Benefit paid upon death of the Participant; (2) on amounts withdrawn to pay fees or charges; (3) on amounts withdrawn from the Fixed Account Options within thirty (30) days after the end of the Guarantee Period; (4) on annuitizations on the Latest Annuity Date; (5) on amounts withdrawn from the 1-Year Fixed Account Option or the 1-Year DCA Fixed Account Option.

                             CHARGES AND DEDUCTIONS

We will deduct the following charges from the Certificate:

CERTIFICATE ADMINISTRATION CHARGE

The charge specified on the Certificate Data Page will be deducted on each Certificate anniversary that occurs on or prior to the Annuity Date. It will also be deducted when the Certificate Value is withdrawn in full if withdrawal is not on the Certificate anniversary. We reserve the right to assess a charge on a class basis which is less than the charge specified on the Certificate Data Page.

WITHDRAWAL CHARGE

This charge may be deducted upon withdrawal of any portion of the Certificate Value. See WITHDRAWAL PROVISIONS.

MORTALITY RISK CHARGE

On an annual basis this charge equals 0.90% of the average daily total net asset value of the Subaccounts to which Your Purchase Payments are allocated. This charge is to compensate Us for assuming the mortality risks under the Certificate.

EXPENSE RISK CHARGE

On an annual basis this charge equals 0.35% of the average daily total net asset value of the Subaccounts to which Your Purchase Payments are allocated. This charge is to compensate Us for assuming the expense risks under the Certificate.

DISTRIBUTION EXPENSE CHARGE

On an annual basis this charge equals 0.15% of the average daily total net asset value of the Subaccounts to which Your Purchase Payments are allocated. This charge is to compensate Us for all distribution expenses associated with the Certificate.

GUARANTEED DEATH BENEFIT RISK CHARGE

On an annual basis this charge equals 0.12% of the average daily total net asset value of the Subaccounts to which Your Purchase Payments are allocated. This charge is to compensate Us for the risk assumed as a result of contractual obligations to provide a minimum guaranteed Death Benefit prior to the Annuity Date.

                               TRANSFER PROVISIONS

Prior to the Annuity Date, You may transfer all or part of Your Certificate Value to any of the Subaccounts or Fixed Account Options subject to certain restrictions. We reserve the right to charge a fee for transfers if the number of transfers exceeds the limit specified by Us. The minimum amount that can be transferred and the amount that can remain in a Subaccount or Fixed Account Option are subject to Company limits.

TRANSFERS OF ACCUMULATION AND ANNUITY UNITS BETWEEN SUBACCOUNTS

Prior to the Annuity Date, You may transfer all or a portion of Your Certificate Value between Subaccounts. A transfer will result in the purchase of Accumulation Units in a Subaccount and the redemption of Accumulation Units in the other Subaccount. Transfers will be effected at the next computed Accumulation Unit Value following Our receipt of Your request for transfer. Accumulation Unit Values are calculated at the close of each NYSE business day.

After the Annuity Date, You may transfer all or a portion of Your Certificate Value from one Subaccount to another Subaccount. A transfer will result in the purchase of Annuity Units in a Subaccount and the redemption of Annuity Units in the other Subaccount. Transfers will be effected for the last NYSE business day of the month in which We receive Your request for the transfer.

TRANSFERS OF ACCUMULATION UNITS TO AND FROM THE FIXED ACCOUNT

Prior to the Annuity Date, You may transfer all or any part of Your Certificate Value from the Subaccount(s) to the Fixed Account Option(s) or from the Fixed Account Option(s) to the Subaccount(s) of the Certificate. However, You may only transfer to the 1-Year DCA Fixed Account Option if You are participating in the DCA program.

After the Annuity Date, transfers into or out of the Fixed Account Option(s) are not allowed.

                              WITHDRAWAL PROVISIONS

On or before the Annuity Date and while the Participant is living, You may withdraw all or part of Your Certificate Value under this Certificate by informing Us at Our Annuity Service Center. For a full withdrawal, this Certificate must be returned to Our Annuity Service Center. The minimum amount that can be withdrawn and the amount remaining after withdrawal are subject to Company limits.

Without a written notice to the contrary, withdrawals will be deducted from the Certificate Value in proportion to their allocation among the Fixed Account Options and the Subaccounts. Withdrawals will be based on values for the NYSE business day in which the request for withdrawal and the Certificate (in the case of a full withdrawal), are received at Our Executive Office. Unless the SUSPENSION OF PAYMENTS or DEFERMENT OF PAYMENTS sections are in effect, payment of withdrawals will be made within seven calendar days.

WITHDRAWAL CHARGE

Withdrawals of all or a portion of the Certificate Value may be subject to a Withdrawal Charge as shown in the chart below. The Withdrawal Charge applied to any withdrawal will depend on how long the Purchase Payment to which the withdrawal is attributed has been in the Certificate. No Withdrawal Charge is made on an amount withdrawn which is considered to be a withdrawal of penalty-free earnings.

For the purpose of determining the Withdrawal Charge, a withdrawal will be attributed to amounts in the following order: (1) penalty-free earnings in the Certificate; (2) Purchase Payments which are both no longer subject to the Withdrawal Charge and are not yet withdrawn; (3) any remaining Penalty-Free Withdrawal amount (except in the case of a full surrender); and (4) Purchase Payments subject to a Withdrawal Charge. Purchase Payments, when withdrawn, are assumed to be withdrawn on a first-in-first-out (FIFO) basis. You will not receive the benefit of a Penalty-Free Withdrawal in a full surrender.


       Number of Contribution Years Elapsed                   Withdrawal Charge as a
   Between Contribution Year of Purchase Payment              Percentage of Withdrawn
        and Contribution Year of Withdrawal                      Purchase Payment
 --------------------------------------------------   -------------------------------------
                         1                                              7%
                         2                                              6%
                         3                                              5%
                         4                                              4%
                         5                                              3%
                         6                                              2%
                         7                                              1%
                        8+                                              0%


The Withdrawal Charge will be assessed against the Subaccounts and the Fixed Account Options in the same proportion as the remaining Certificate Value is allocated unless You request that the withdrawal come from a particular Fixed Account Option or Subaccount. If the remaining Certificate Value is insufficient to cover the Withdrawal Charge, any remaining balance will be deducted from the withdrawal amount requested.

PENALTY-FREE WITHDRAWALS

As of any day, You may make a withdrawal of up to the Penalty-Free Withdrawal amount for that day without incurring a Withdrawal Charge. Any Penalty-Free Withdrawal made in excess of penalty-free earnings in the Certificate is considered to be a withdrawal of future penalty-free earnings and is therefore not a withdrawal of the Total Invested Amount. On any day, penalty-free earnings in the Certificate are calculated as the Certificate Value at the end of that day less the Total Invested Amount.

During the first Certificate Year, the Penalty-Free Withdrawal amount is equal to the penalty-free earnings in the Certificate as of the date of withdrawal.

Alternatively, during the first Certificate Year, You may make withdrawals of the Penalty-Free Withdrawal amount through the Systematic Withdrawal Program. The Penalty-Free Withdrawal amount as of any systematic withdrawal date is 10% of the Total Invested Amount less any withdrawals already made during the Certificate Year.

After the first Certificate Year, the maximum Penalty-Free Withdrawal amount as of the date of the withdrawal is the greater of:

(a)     penalty-free earnings in the Certificate as of that date; or

(b) 10% of the Total Invested Amount on deposit for at least one year, less any withdrawals already made during the year.

Although amounts withdrawn free of a Withdrawal Charge may reduce principal, they do not reduce the Total Invested Amount for purposes of calculating the Withdrawal Charge or for the purposes of calculating penalty-free earnings in the Certificate. As a result, You will not receive the benefit of a Penalty-Free Withdrawal in a full surrender.

SYSTEMATIC WITHDRAWAL PROGRAM

Prior to the Annuity Date, You may elect to participate in the Systematic Withdrawal Program by informing Us at Our Annuity Service Center. The Systematic Withdrawal Program allows You to make automatic withdrawals from your account monthly, quarterly, semiannually or annually. The minimum systematic withdrawal amount is $250 per withdrawal. Any amount withdrawn through the Systematic Withdrawal Program may be subject to a Withdrawal Charge and a Market Value Adjustment as discussed in the WITHDRAWAL CHARGE, PENALTY-FREE WITHDRAWALS and MARKET VALUE ADJUSTMENT provisions. You may terminate Your participation in the Systematic Withdrawal Program at any time by sending us a written request.

Systematic withdrawals will be deducted from the Penalty-Free Withdrawal amount available each Certificate Year.

                               GENERAL PROVISIONS

ENTIRE CONTRACT

The entire contract between You and Us consists of the group annuity contract, the application, the Participant Enrollment Form as completed by You at the time of purchase, this Certificate and any attached endorsement(s). An agent cannot change the terms or conditions of this contract. Any change must be in writing and approved by Us. Only Our President, Secretary, or one of Our Vice-Presidents can give Our approval.

CHANGE OF ANNUITANT

If the Participant is an individual, the Participant may change the Annuitant(s) at any time prior to the Annuity Date. To make a change, the Participant must send a written notice to Us at least 30 days before the Annuity Date. If the Participant is a non-natural person, the Participant may not change the Annuitant.

DEATH OF ANNUITANT

If the Participant and Annuitant are different, and the Annuitant dies before the Annuity Date, the Participant becomes the Annuitant until the Participant elects a new Annuitant. If there are Joint Annuitants, upon the death of any Annuitant prior to the Annuity Date, the Participant may elect a new Joint Annuitant. However, if the Participant is a non-natural, We will treat the death of any Annuitant as the death of the "Primary Annuitant" and as the death of the Participant, see DEATH PROVISIONS.

MISSTATEMENT OF AGE OR SEX

If the Age or sex of any Annuitant has been misstated, future annuity payments will be adjusted using the correct Age and sex, according to Our rates in effect on the date that annuity payments were determined. Any overpayment from the 1-Year Fixed Account Option, plus interest at the rate of 4% per year, will be deducted from the next payment(s) due. Any underpayment from the 1-Year Fixed Account Option, plus interest at the rate of 4% per year, will be paid in full with the next payment due. Any overpayment from the Subaccounts will be deducted from the next payment(s) due. Any underpayment from the Subaccounts will be paid in full with the next payment due.

PROOF OF AGE, SEX, OR SURVIVAL

The Company may require satisfactory proof of correct Age or sex at any time. If any payment under this Certificate depends on the Annuitant being alive, the Company may require satisfactory proof of survival.

CONFORMITY WITH STATE LAWS

The provisions of this Certificate will be interpreted by the laws of the state in which the enrollment form was signed or such other state as is required by law. Any provision which, on the Certificate Date, is in conflict with the law of such state is amended to conform to the minimum requirements of such law.

CHANGES IN LAW

If the laws governing this Certificate or the taxation of benefits under the Certificate change, We reserve the right to amend this Certificate to comply with these changes.

ASSIGNMENT

You may assign this Certificate before the Annuity Date, but We will not be bound by an assignment unless it is received by Us in writing. Your rights and those of any other person referred to in this Certificate will be subject to the assignment. Certain assignments may be taxable. We do not assume any responsibility for the validity or tax consequences of any assignment.

CLAIMS OF CREDITORS

To the extent permitted by law, no right or proceeds payable under this Certificate will be subject to claims of creditors or legal process.

PREMIUM TAXES OR OTHER TAXES

The Company may deduct from Your Certificate Value any premium tax or other taxes payable to a state or other government entity, if applicable. Should We advance any amount so due, We are not waiving any right to collect such amount at a later date. The Company will deduct any withholding taxes required by applicable law.

WRITTEN NOTICE

Any notice We send to You will be sent to Your address shown in the Participant Enrollment Form unless You request otherwise. Any written request or notice to Us must be sent to Our Annuity Service Center, as specified on the Certificate Data Page.

PERIODIC REPORTS

At least once during each Certificate Year, We will send You a statement of the account activity of the Certificate. The statement will include all transactions which have occurred during the accounting period shown on the statement. Statements of Your Certificate Value will cease to be provided to You after the Annuity Date.

INCONTESTABILITY

This Certificate will be incontestable from the Certificate Date.

NONPARTICIPATING

This Certificate does not share in Our surplus.

                                DEATH PROVISIONS

Notwithstanding any provision of this Certificate to the contrary, all payments of benefits under this Certificate will be made in a manner that satisfies the requirements of IRC Section 72(s), as amended from time to time. If the Certificate is owned by a trust or other non-natural person, We will treat the death of any Annuitant as the death of the "Primary Annuitant" and as the death of any Participant.

DEATH OF PARTICIPANT BEFORE THE ANNUITY DATE. We will pay a death benefit to the Beneficiary upon Our receiving all required documentation including: (a) due proof that any Participant died before the Annuity Date; and (b) an election form selecting the payment option form the options listed below. If no election is received within 60 days of our receipt of due proof of death, the death benefit will be paid in accordance with option 1 below. The Beneficiary must select one of the following options:

               1. Immediately collect the death benefit in a lump sum payment. If a lump sum payment is elected, payment will be in accordance with any applicable laws and regulations governing payments and death; or

               2. Collect the death benefit in the form of one of the Annuity Payment Options. The payments must be over the life of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary. Payments under this option must commence within one year after the Participant's death, otherwise, the death benefit will be paid in accordance with option 1 above; or

               3. If the Beneficiary is the Participant's spouse, the Beneficiary may elect to become the Participant and continue the Certificate in force. If this option is elected, no death benefit is paid. Upon the new Participant's subsequent death, the entire interest must be distributed immediately under option 1 or 2 above.

In any event, the entire interest in the Certificate will be distributed within five years from the date of death of the Participant.

DUE PROOF OF DEATH Due Proof of Death means:

               1.     a certified copy of a death certificate; or

               2. a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

               3. a written statement by a medical doctor who attended the deceased Participant at the time of death; or

               4.     any other proof satisfactory to Us.

AMOUNT OF DEATH BENEFIT

The amount of the death benefit will be determined based upon your selection on the Participant Enrollment Form. Once selected, the death benefit option cannot be changed. The death benefit options are as described below.

OPTION I:   PURCHASE PAYMENT ACCUMULATION DEATH BENEFIT OPTION

Prior to the Annuity Date and upon death of the Participant, the Beneficiary will receive the greatest of:

     1. the Certificate Value for the NYSE business day during which We receive all required documentation including due proof of death of the Participant and an election of the type of payment to be made at Our Annuity Service Center; or

     2. Purchase Payments less any partial withdrawals, compounded until the date of death at 4% interest, plus any Purchase Payments and less any withdrawals recorded after the date of death; or

     3. the Certificate Value at the seventh Certificate anniversary, plus any subsequent Purchase Payments and less any subsequent partial withdrawals compounded until the date of death at 4% interest, plus any Purchase Payments and less any partial withdrawals recorded after the date of death.

If the Participant was age 70 or older on the Certificate Date, both (2) and (3) above will be compounded at 3%, rather than 4%. If the death benefit is paid on the death of a Participant who was not originally named in the application and was age 70 or older on the Certificate Date, both (2) and (3) above will be compounded at 3%, rather than 4%.

OPTION II:  MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT OPTION

    If, upon the death of the Participant and prior to the Annuity Date, the Participant has not attained his or her 90th birthday, the Beneficiary will receive the greatest of:

     1. the Certificate Value for the NYSE business day during which We receive all required documentation including due proof of death the Participant and an election of the type of payment to be made at Our Annuity Service Center; or

     2. Purchase Payments less any partial withdrawals; or

     3. the maximum anniversary value preceding the date of death. The maximum anniversary value is equal to the greatest anniversary value attained from the following:

        As of the date of receipt of due proof of death and an election of the type of payment to be made, at our Annuity Service Center, We will calculate an anniversary value for each Certificate anniversary prior to the Participant's 81st birthday. The anniversary value is equal to the Certificate Value on a Certificate anniversary, increased by the dollar amount of any Purchase Payments made since that anniversary and reduced by the dollar amount of any partial withdrawals since that anniversary.

If the deceased Participant has attained age 90, then the death benefit will be the Certificate Value as defined in (1) above.

DEATH OF PARTICIPANT OR ANNUITANT ON OR AFTER THE ANNUITY DATE. If any Participant or Annuitant dies on or after the Annuity Date and before the entire interest in the Certificate has been distributed, We will pay the remaining portion of the interest of the

Certificate under the annuity payment option being used on the date of death. For further information pertaining to death of the Annuitant, see ANNUITY PAYMENT OPTIONS.

BENEFICIARY

The Beneficiary is as designated on the Participant Enrollment Form unless later changed by the Participant. While: (a) the Participant is living; and (b) before the Annuity Date, the Participant may change the Beneficiary by written notice in a form satisfactory to Us. The change will take effect on the date We record the proper notice subject to any payments We have made. If two or more persons are named: (a) those surviving the Participant will share equally unless otherwise stated; and (b) the Beneficiaries must elect to receive their respective portions of the death benefit according to the options listed under DEATH OF PARTICIPANT BEFORE THE ANNUITY DATE. If the Annuitant survives the Participant, and there are no surviving Beneficiaries, the Annuitant will be deemed the Beneficiary.

Joint Participants, if applicable, shall be each other's primary Beneficiary. Joint Annuitants, if any, when the Participant is a non-natural person, shall be each other's primary Beneficiary. Any other Beneficiary designated on the Participant Enrollment Form will be treated as a contingent Beneficiary.

If the Participant is also the Annuitant and there are no surviving Beneficiaries at the death of the Participant, the death benefit will be paid to the estate of the Participant in accordance with option 1, under DEATH OF PARTICIPANT BEFORE THE ANNUITY DATE.

                               ANNUITY PROVISIONS

ANNUITY DATE

The Participant selects an Annuity Date (the date on which annuity payments are to begin) at the time of application. The Participant may change the Annuity Date at any time, at least seven days prior to the Annuity Date, by written notice to the Company at its Annuity Service Center. The Annuity Date must always be the first day of the calendar month and must be at least two years after the Certificate Date, but not beyond the later of the Participant's 90th birthday or ten years after the Certificate Date. If the Participant is a non-natural person, the latest Annuity Date is the later of the Annuitant's 90th birthday or ten years after the Certificate Date. If no Annuity Date is selected, the Annuity Date will be the latest Annuity Date, as set by the Company.

PAYMENTS TO PARTICIPANT

Unless You request otherwise, We will make annuity payments to You. If You want the annuity payments to be made to some other Payee, We will make such payments subject to receipt of a written request filed at the Annuity Service Center no later than thirty (30) days before the due date of the first annuity payment.

Any such request is subject to the rights of any assignee. No payments available to or being paid to the Payee while the Annuitant is alive can be transferred, commuted, anticipated or encumbered.

FIXED ANNUITY PAYMENTS

If a Fixed Annuity payment option has been elected, the proceeds payable under this Certificate less any applicable premium taxes, shall be applied to the payment of the Fixed Annuity payment option elected at rates which are at least equal to the annuity rates based upon the applicable tables in the Certificate. In no event will the Fixed Annuity payments be changed once they begin.

AMOUNT OF FIXED ANNUITY PAYMENTS

The amount of each Fixed Annuity payment will be determined by applying the portion of the Certificate Value allocated to Fixed Annuity payments less any applicable premium taxes to the annuity table applicable to the Fixed Annuity payment option chosen.

AMOUNT OF VARIABLE ANNUITY PAYMENTS

(a) FIRST VARIABLE ANNUITY PAYMENT: The dollar amount of the first Variable Annuity payment will be determined by applying the portion of the Certificate Value allocated to the Subaccount, less any applicable premium taxes, to rates which are at least equal to the annuity rates based upon the annuity table applicable to the Variable Annuity payment option chosen. If the Certificate Value is allocated to more than one Subaccount, the value of Your interest in each Subaccount is applied separately to the Variable Annuity payment option table to determine the amount of the first annuity payment attributable to each Subaccount.

(b) NUMBER OF VARIABLE ANNUITY UNITS: The number of Annuity Units for each applicable Subaccount is the amount of the first annuity payment attributable to that Subaccount divided by the value of the applicable Annuity Unit for that Subaccount as of the Annuity Date. The number will not change as a result of investment experience.

(c) VALUE OF EACH VARIABLE ANNUITY UNIT: The value of an Annuity Unit may increase or decrease from one month to the next. For any month, the value of an Annuity Unit of a particular Subaccount is the value of that Annuity Unit as of the last NYSE business day of the preceding month, multiplied by the Net Investment Factor for that Subaccount for the last NYSE business day of the current month.

The Net Investment Factor for any Subaccount for a certain month is determined by dividing (1) by (2) where:

               (1) is the Accumulation Unit Value of the Subaccount determined as of the last business day at the end of that month, and

               (2) is the Accumulation Unit Value of the Subaccount determined as of the last business day at the end of the preceding month.

The result is then multiplied by a factor that neutralizes the assumed investment rate of 3.5%.

(d) SUBSEQUENT VARIABLE ANNUITY PAYMENTS: After the first Variable Annuity payment, payments will vary in amount according to the investment performance of the applicable Subaccount(s) to which Your Purchase Payments are allocated. The amount may change from month to month. The amount of each subsequent payment for each Subaccount is:

The number of Annuity Units for each Subaccount as determined for the first annuity payment

Multiplied by

The value of an Annuity Unit for that Subaccount at the end of the month immediately preceding the month in which payment is due.

We guarantee that the amount of each Variable Annuity payment will not be affected by variations in expenses or mortality experience.

                             ANNUITY PAYMENT OPTIONS

During the Annuitant's life, upon written election and the return of this Certificate to the Company at its Annuity Service Center, the Certificate Value may be applied to provide one of the following options or any annuity payment option that is mutually agreeable. After two years from the Certificate Date, and prior to the Annuity Date, You can choose one of the options described below. If no option has been selected by the Annuity Date, You will automatically receive option 4, below, with 120 monthly payments guaranteed.

OPTIONS 1 & 1V - LIFE ANNUITY, LIFETIME PAYMENTS GUARANTEED

Payments payable to a Payee during the lifetime of the Annuitant. No further payments are payable after the death of the Annuitant.

OPTIONS 2 & 2V - JOINT AND SURVIVOR LIFE ANNUITY

Payments payable to the Payee during the lifetime of the Annuitant and during the lifetime of a designated second person. No further payments are payable after the deaths of both the Annuitant and the designated second person.

OPTIONS 3 & 3V - JOINT AND SURVIVOR LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 YEARS Payments are payable to the Payee during the lifetime of the Annuitant and during the lifetime of a designated second person. If, at the death of the survivor, payments have been made for less than 10 years, the remaining guaranteed annuity payments will be continued to the Beneficiary.

OPTIONS 4 & 4V - LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 OR 20 YEARS

Payments payable to the Payee during the lifetime of the Annuitant. If, at the death of the Annuitant, payments have been made for less than the 10 or 20 years, as selected at the time of annuitization, the remaining guaranteed annuity payments will be continued to the Beneficiary.

OPTIONS 5 & 5V - FIXED PAYMENTS FOR A SPECIFIED PERIOD CERTAIN

Payments payable to the Payee for any specified period of time for five (5) years or more, but not exceeding thirty (30) years, as selected at the time of annuitization. The selection must be made for full twelve month periods. In the event of death of the Annuitant, any remaining annuity payments will be continued to the Beneficiary.

                       FIXED ANNUITY PAYMENT OPTIONS TABLE

BASIS OF COMPUTATION

The actuarial basis for the Table of Annuity Rates is the 1983a Annuity Mortality Table with projection and a guaranteed interest rate of 3%. The mortality table is projected using Projection Scale G factors, assuming annuitization in the year 2000. The Fixed Annuity Payment Options Table does not included any applicable premium tax.

                  OPTIONS 1 & 4 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.

          (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST.)

                   OPTION 1                  OPTION 4                       OPTION 4
   AGE OF                                 LIFE ANNUITY                   LIFE ANNUITY
 ANNUITANT       LIFE ANNUITY     (W/120 PAYMENTS GUARANTEED)     (W/240 PAYMENTS GUARANTEED)
                MALE    FEMALE        MALE           FEMALE          MALE           FEMALE
     55         4.23     3.84         4.19            3.82           4.05            3.76
     56         4.32     3.91         4.27            3.88           4.11            3.81
     57         4.41     3.98         4.35            3.95           4.17            3.87
     58         4.51     4.05         4.44            4.02           4.24            3.93
     59         4.61     4.13         4.54            4.10           4.31            4.00
     60         4.72     4.22         4.64            4.18           4.37            4.06
     61         4.84     4.31         4.74            4.27           4.44            4.13
     62         4.96     4.40         4.85            4.36           4.51            4.20
     63         5.10     4.51         4.97            4.45           4.58            4.27
     64         5.24     4.62         5.10            4.55           4.65            4.35
     65         5.40     4.73         5.22            4.66           4.72            4.42
     66         5.56     4.86         5.36            4.78           4.79            4.50
     67         5.74     4.99         5.50            4.90           4.86            4.57
     68         5.93     5.14         5.65            5.02           4.92            4.65
     69         6.13     5.29         5.80            5.16           4.99            4.73
     70         6.35     5.46         5.96            5.30           5.05            4.80
     71         6.58     5.64         6.13            5.46           5.10            4.88
     72         6.82     5.84         6.29            5.62           5.16            4.95
     73         7.08     6.05         6.47            5.78           5.20            5.02
     74         7.36     6.28         6.64            5.96           5.25            5.08
     75         7.66     6.53         6.82            6.14           5.29            5.14
     76         7.98     6.80         7.00            6.33           5.33            5.19
     77         8.33     7.09         7.19            6.53           5.36            5.24
     78         8.69     7.41         7.37            6.73           5.39            5.29
     79         9.09     7.75         7.55            6.94           5.41            5.33
     80         9.51     8.11         7.73            7.14           5.43            5.36
     81         9.97     8.51         7.91            7.35           5.45            5.39
     82        10.45     8.94         8.08            7.55           5.47            5.42
     83        10.97     9.41         8.24            7.76           5.48            5.44
     84        11.52     9.92         8.40            7.95           5.49            5.46
     85        12.10    10.47         8.54            8.13           5.50            5.48

              OPTION 2 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST.)
                       JOINT & 100% SURVIVOR LIFE ANNUITY

    AGE OF
     MALE
   ANNUITANT                                AGE OF FEMALE ANNUITANT
   ---------                                -----------------------
                     55          60          65         70         75         80         85
      55            3.54        3.69        3.84       3.96       4.06       4.13       4.17
      60            3.63        3.83        4.04       4.23       4.39       4.52       4.60
      65            3.70        3.95        4.23       4.51       4.78       5.00       5.16
      70            3.75        4.04        4.39       4.78       5.18       5.56       5.85
      75            3.78        4.11        4.51       5.01       5.57       6.14       6.65
      80            3.81        4.15        4.60       5.18       5.89       6.70       7.52
      85            3.82        4.18        4.66       5.30       6.14       7.18       8.35

              OPTION 3 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST)
         JOINT & 100% SURVIVOR LIFE ANNUITY (W/120 PAYMENTS GUARANTEED)

    AGE OF
     MALE
   ANNUITANT                                  AGE OF FEMALE ANNUITANT
   ---------                                  -----------------------
                     55          60          65         70         75         80         85
      55            3.54        3.69        3.83       3.96       4.05       4.12       4.16
      60            3.63        3.83        4.03       4.22       4.38       4.50       4.57
      65            3.70        3.95        4.22       4.50       4.76       4.97       5.10
      70            3.75        4.04        4.38       4.76       5.15       5.48       5.72
      75            3.78        4.10        4.50       4.98       5.50       6.00       6.40
      80            3.80        4.14        4.58       5.13       5.78       6.46       7.04
      85            3.81        4.16        4.62       5.22       5.97       6.80       7.55

              OPTION 5 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
                       FIXED PAYMENT FOR SPECIFIED PERIOD

    NUMBER         MONTHLY     NUMBER      MONTHLY    NUMBER     MONTHLY    NUMBER    MONTHLY
   OF YEARS        PAYMENT    OF YEARS     PAYMENT   OF YEARS    PAYMENT   OF YEARS   PAYMENT
   --------        -------    --------     -------   --------    -------   --------   -------
                                 10         9.61        17        6.23        24        4.84
                                 11         8.86        18        5.96        25        4.71
       5            17.91        12         8.24        19        5.73        26        4.59
       6            15.14        13         7.71        20        5.51        27        4.47
       7            13.16        14         7.26        21        5.32        28        4.37
       8            11.68        15         6.87        22        5.15        29        4.27
       9            10.53        16         6.53        23        4.99        30        4.18

                     VARIABLE ANNUITY PAYMENT OPTIONS TABLE

BASIS OF COMPUTATION

The actuarial basis for the Table of Annuity Rates is the 1983a Annuity Mortality Table with projection and an effective annual Assumed Investment Rate of 3.5%. The mortality table is projected using Projection Scale G factors, assuming annuitization in the year 2000. The Variable Annuity Payment Options Table does not include any applicable premium tax.

            OPTIONS 1V& 4V - TABLE OF MONTHLY INSTALLMENTS PER $1,000

                (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE
                            FURNISHED UPON REQUEST.)


                 OPTION 1V                OPTION 4V                       OPTION 4V
                                         LIFE ANNUITY                    LIFE ANNUITY
AGE OF                                 (W/120 PAYMENTS                 (W/240 PAYMENTS
ANNUITANT      LIFE ANNUITY              GUARANTEED)                     GUARANTEED)
              MALE     FEMALE        MALE           FEMALE           MALE           FEMALE
    55        4.53      4.13         4.48            4.11            4.33            4.05
    56        4.62      4.20         4.56            4.18            4.39            4.10
    57        4.71      4.27         4.64            4.24            4.45            4.16
    58        4.80      4.34         4.73            4.31            4.52            4.22
    59        4.90      4.42         4.82            4.39            4.58            4.28
    60        5.01      4.51         4.92            4.47            4.65            4.34
    61        5.13      4.60         5.03            4.55            4.71            4.41
    62        5.26      4.69         5.14            4.64            4.78            4.48
    63        5.39      4.80         5.25            4.74            4.85            4.55
    64        5.54      4.91         5.38            4.84            4.92            4.62
    65        5.69      5.02         5.51            4.94            4.99            4.69
    66        5.86      5.15         5.64            5.06            5.05            4.77
    67        6.03      5.28         5.78            5.18            5.12            4.84
    68        6.22      5.43         5.93            5.30            5.18            4.92
    69        6.43      5.58         6.08            5.44            5.24            4.99
    70        6.64      5.75         6.23            5.58            5.30            5.06
    71        6.87      5.93         6.40            5.73            5.36            5.14
    72        7.12      6.13         6.56            5.89            5.41            5.21
    73        7.38      6.34         6.73            6.06            5.46            5.27
    74        7.66      6.57         6.91            6.23            5.50            5.33
    75        7.96      6.82         7.09            6.41            5.54            5.39
    76        8.28      7.09         7.27            6.60            5.57            5.44
    77        8.63      7.38         7.45            6.79            5.61            5.49
    78        9.00      7.70         7.63            6.99            5.63            5.54
    79        9.40      8.04         7.81            7.19            5.66            5.58
    80        9.82      8.41         7.98            7.40            5.68            5.61
    81       10.28      8.81         8.16            7.60            5.70            5.64
    82       10.76      9.24         8.32            7.81            5.71            5.66
    83       11.28      9.71         8.48            8.00            5.72            5.69
    84       11.83     10.23         8.64            8.19            5.73            5.70
    85       12.42     10.78         8.78            8.38            5.74            5.72

              OPTION 2V - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
                (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE
                            FURNISHED UPON REQUEST.)
                       JOINT & 100% SURVIVOR LIFE ANNUITY

   AGE OF
    MALE
  ANNUITANT                                AGE OF FEMALE ANNUITANT
  ---------                                -----------------------
                  55           60          65         70         75          80         85
     55          3.83         3.98        4.12       4.24       4.34        4.42       4.46
     60          3.92         4.11        4.32       4.51       4.67        4.80       4.89
     65          3.99         4.23        4.50       4.79       5.05        5.28       5.44
     70          4.04         4.33        4.67       5.05       5.46        5.83       6.13
     75          4.07         4.39        4.79       5.28       5.84        6.41       6.93
     80          4.10         4.44        4.88       5.45       6.16        6.97       7.79
     85          4.11         4.47        4.94       5.57       6.41        7.45       8.61

              OPTION 3V - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST)
        JOINT AND 100% SURVIVOR LIFE ANNUITY (W/120 PAYMENTS GUARANTEED)

   AGE OF
    MALE
  ANNUITANT                                 AGE OF FEMALE ANNUITANT
  ---------                                 -----------------------
                  55           60          65         70         75          80         85
     55          3.83         3.98        4.12       4.24       4.34        4.40       4.45
     60          3.92         4.11        4.31       4.50       4.66        4.78       4.86
     65          3.99         4.23        4.50       4.78       5.03        5.24       5.38
     70          4.04         4.32        4.66       5.03       5.41        5.75       5.99
     75          4.07         4.38        4.78       5.25       5.77        6.26       6.66
     80          4.09         4.43        4.86       5.40       6.05        6.72       7.29
     85          4.10         4.45        4.90       5.50       6.24        7.05       7.80

              OPTION 5V - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
                         PAYMENTS FOR A SPECIFIED PERIOD

   NUMBER       MONTHLY      NUMBER     MONTHLY     NUMBER     MONTHLY     NUMBER     MONTHLY
  OF YEARS      PAYMENT     OF YEARS    PAYMENT    OF YEARS    PAYMENT    OF YEARS    PAYMENT
  --------      -------     --------    -------    --------    -------    --------    -------
                               10         9.83        17        6.47         24        5.09
                               11         9.09        18        6.20         25        4.96
     5           18.12         12         8.46        19        5.97         26        4.84
     6           15.35         13         7.94        20        5.75         27        4.73
     7           13.38         14         7.49        21        5.56         28        4.63
     8           11.90         15         7.10        22        5.39         29        4.53
     9           10.75         16         6.76        23        5.24         30        4.45

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                                  ENDORSEMENT

This endorsement forms a part of the Certificate to which it is attached.

The following provisions are modified to read as follows:

        1. THE DOLLAR COST AVERAGING (DCA) OR AUTOMATIC DOLLAR COST AVERAGING PROGRAM (DCA) DEFINITION IN THE CERTIFICATE IS DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

           You may authorize the automatic transfer of amounts, at the interval selected by You, from the DCA Fixed Account Option(s) to any Subaccount(s). All amounts allocated to a DCA Fixed Account Option will be transferred out within the specified DCA Fixed Account period. You may also authorize the automatic transfer of amounts at regular intervals and specified amounts or percentages from the 1-Year Fixed Account Option or any of the Subaccounts to any other Subaccount(s) (other than the source account). The unit values credited and applied to Your Certificate are determined on the dates of transfer(s). You may terminate the DCA program at any time. However, upon termination or annuitization, any amounts remaining in the DCA Fixed Account Options will be transferred to the 1-Year Fixed Account Option. We reserve the right to change the terms and conditions of the DCA program at any time.

        2. THE LAST PARAGRAPH UNDER THE PROVISION ENTITLED FIXED ACCOUNT GUARANTEE PERIOD OPTIONS AND INTEREST CREDITING IS DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

           If You are participating in the DCA program, Purchase Payments may be allocated to a DCA Fixed Account Option or the 1-Year Fixed Account Option. Upon termination of the DCA program, any amounts remaining in the DCA Fixed Account Options will be automatically transferred to the 1-Year Fixed Account Option. Such amounts will earn interest at the Renewal Interest Rate for the 1-Year Fixed Account Option.

        3. THE LAST PARAGRAPH UNDER THE PROVISION ENTITLED MARKET VALUE ADJUSTMENT (MVA) ITEM (5) IS DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING SENTENCE:

           (5) on amounts withdrawn from the DCA Fixed Account Options or the 1-Year Fixed Account Option.

        4. UNDER THE PROVISION ENTITLED TRANSFER OF ACCUMULATION UNITS TO AND FROM THE FIXED ACCOUNT, THE FIRST PARAGRAPH IS MODIFIED TO READ:

           Prior to the Annuity Date, You may transfer all or any part of Your Certificate Value from the Subaccount(s) to any Fixed Account Options(s) other than the DCA Fixed Account Options or from the Fixed Account Option(s) to the Subaccount(s) of the Certificate.

All other terms and conditions of the Certificate remain unchanged. Signed for the Company at Los Angeles, California, to be effective as of the Certificate Date.


       /s/ SUSAN L. HARRIS                                  /s/ ELI BROAD
  -----------------------------                       -------------------------
           Susan L. Harris                                      Eli Broad
              Secretary                                         President